March 21, 2008

Securities and Exchange Commission

460 Fifth Street, N.W.

Washington, DC 20549

Dear Members:

We have received a copy of, and are in agreement with, the statements being made by Fidelity Bancorp, Inc. in Item 4.01 of its Form 8-K dated March 21, 2008 and captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/S/ Beard Miller Company LLP
Beard Miller Company LLP